Exhibit 99.1

For Immediate Release

October 5, 2009

Miller Energy Resources Reports 145% Increase In Revenues

HUNTSVILLE, Tenn., October 5, 2009 -- Miller Petroleum, Inc., dba Miller Energy Resources, (OTC Bulletin Board: MILL) announced today that total revenue for the quarter ended July 31, 2009 of $527,620 as compared to $215,265, during the same quarter in 2008, a 145% increase.

“We credit this increase in revenue and this profitable quarter as a result of the first phase of our aggressive acquisition program that added ETC and KTO here in Tennessee.” said Scott Boruff CEO, of Miller Energy Resources. “The combined cost to the company for the two firms was 2,000,000 million shares of Miller stock, valued at $570,000. The combined assets of the two firms is now valued at over $2.3 million. With major acquisitions on the horizon our expansion plans are ahead of schedule. We have solidified our institutional investment relationships and now have the ability to expand at an aggressive pace. As Tennessee’s largest owner operator of oil and natural gas wells we can now shift our attention to nationwide energy opportunities.”

About Miller Energy Resources

Miller Energy Resources is an oil and natural gas exploration, production and drilling company operating primarily in the heart of Tennessee’s prolific and hydrocarbon-rich Appalachian Basin. Company chairman Deloy Miller has a successful track record spanning more than forty years in this Basin’s oil and gas industry. Since 1967, Miller has drilled or serviced over 5200 wells. This experience has positioned Miller as one of Tennessee’s premier energy companies.

Forward Looking Statements

Certain matters discussed within this press release are forward-looking statements. Although Miller Energy Resources believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of sufficient capital to fund its anticipated growth, fluctuations in the prices of oil and gas, the competitive nature of its business environment, its dependence on a limited number of customers, its ability to comply with environmental regulations, changes in government regulations which could adversely impact its business and other factors. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Miller Energy Resources’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in its periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (www.sec.gov). All forward-looking statements attributable to Miller Energy Resources or to persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Miller Energy Resources does not assume a duty to update these forward-looking statements.